EXHIBIT 3.1

                               CHAPMAN AND CUTLER
                             111 WEST MONROE STREET
                             CHICAGO, ILLINOIS 60603

                                January 12, 2001


Van Kampen Funds Inc.
One Parkview Plaza
Oakbrook Terrace, Illinois  60181


                   Re: Van Kampen Focus Portfolios, Series 265
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Gentlemen:

         We have served as counsel for Van Kampen Funds Inc. as Sponsor and Depositor of Van Kampen Focus Portfolios, Series 265 (hereinafter referred to as the "Trust"), in connection with the preparation, execution and delivery of a Trust Agreement dated January 12, 2001, among Van Kampen Funds Inc., as Depositor, American Portfolio Evaluation Services, a division of Van Kampen Investment Advisory Corp., as Evaluator, Van Kampen Investment Advisory Corp., as Supervisory Servicer, Integrity Life Insurance Company, as Administrator, and The Bank of New York, as Custodian, pursuant to which the Depositor has delivered to and deposited the Securities listed in the Schedule to the Trust Agreement with the Custodian and pursuant to which the Custodian has provided to or on the order of the Depositor documentation evidencing ownership of Units of fractional undivided interest in and ownership of the Trust (hereinafter referred to as the "Units"), created under said Trust Agreement.

         In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that:

               1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates or other documentation evidencing the Units in each Trust have been duly authorized; and

               2. The certificates or other documentation evidencing the Units in each Trust, when duly executed and delivered by the Depositor and the Custodian in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of such Trust and the Depositor in accordance with the terms thereof.


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-48734) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                                         Respectfully submitted,


                                                              CHAPMAN AND CUTLER

MJK